Filed Pursuant to Rule 433

Registration Statement No. 333–134515

October 19, 2006

Issuer Free Writing Prospectus República Oriental del Uruguay Reopening of 7.625% Bonds due 2036 Final Terms and Conditions As of October 19, 2006
Issuer	República Oriental del Uruguay
Title	7.625% US$ Bonds due 2036
Ratings for Global Bonds due 2036:	B3/B+/B+
Issue size of Global Bonds due 2036:	US$ 500 million
Maturity date	The 2036 Global Bonds will mature on March 21, 2036
Settlement date	10/26/2006
Public Offering Price for Global Bonds due 2036:	101.226% of the principal amount plus accrued interest.
Interest on 2036 Bonds:	7.625% per annum, payable semi-annually in arrears in US dollars
Payment of Interest	Amounts due in respect of interest will be accrued and paid semi-annually in arrears.
Interest Payment Dates	Interest payment dates of the 2036 Global Bonds shall be on March 21 and September 21 of each year, starting on March 21, 2007.
Payment of Principal	Amounts due in respect of principal on the 2036 Global Bonds will be payable in three equal installments on March 21, 2034, March 21, 2035 and at maturity.
Denominations	US$ 1 and integral multiples thereof.
Day count	30/360
Type	SEC Registered; Global
Cusip/Isin/Common Code	760942AS1/US760942AS16/024873811
Governing Law	New York
Listing	Application will be made to admit the Securities to the Official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange
Joint Bookrunners/Allocation	Citigroup Global Markets Inc. (33.33%) Morgan Stanley & Co. Incorporated (33.33%) UBS Securities LLC (33.33%)

The following additional information of Uruguay and regarding the Securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000095012306006904/y21628e18vk.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306006904/y21628exv99wd.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306000045/repofuruguayform18ka5_01-17.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306000561/repofur-sb_0518.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306012725/y25841k5e18vkza.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306012725/y25841k5exv99we.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or from outside the U.S. to 212-723-6171 (call collect) or Morgan Stanley & Co. Incorporated at 1-866-718-1649 or from outside the U.S. to 212-761-4000 (call collect) or UBS Securities LLC at 1-800-503-4611 or 1-888-722-9555 ext. 1088

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.